Exhibit 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

Devon Energy Reports First-Quarter 2026 Results

OKLAHOMA CITY – May 5, 2026 – Devon Energy Corp. (NYSE: DVN) today reports first-quarter 2026 results. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL & OPERATIONAL HIGHLIGHTS

•	Production Outperformance: Averaged 387,000 barrels of oil production per day in the first quarter, reaching the top-end of guidance

•	Disciplined Cost Management: Invested $848 million of capital in the first quarter, 6 percent below midpoint guidance

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Business Optimization Success: Projected to reach 100 percent of the $1 billion annual pre-tax free cash flow improvement target well ahead of schedule, providing a strong foundation ahead of merger close

•	Robust Cash Generation: Operations generated $1.7 billion of operating cash flow and $816 million of free cash flow during the first quarter

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Accelerated Shareholder Returns: Repurchased $69 million of shares during the first quarter. Announced plans for a new share repurchase authorization in excess of $5 billion and an increase to the quarterly fixed dividend, both following the closing of the Coterra merger and subject to Board approval

•	Merger Progress: Both Devon and Coterra shareholders approved the transformative merger on May 4, 2026, with the transaction expected to close on or around May 7, 2026

CEO COMMENTARY

“Devon delivered another strong quarter in the first quarter of 2026, beating guidance across major value drivers, including oil production and capital,” said Clay Gaspar, president and CEO. “Our relentless focus on operational excellence and cost discipline continues to drive significant free cash flow and meaningful returns to shareholders. We are also on track to achieve a significant milestone with the full delivery of our $1 billion business optimization target well ahead of schedule, further strengthening our future margins and positioning Devon for long-term success as we head into the close of our transformative merger with Coterra.”

“With the overwhelming support of both companies’ shareholders, we have cleared a major milestone and are excited to move toward closing this transformative merger with Coterra Energy,” Gaspar added. “As we bring these two organizations together, we are confident in our ability to unlock significant synergies, accelerate free cash flow growth, and deliver enhanced returns to shareholders of the combined company.”

STRATEGIC MERGER WITH COTERRA ENERGY

On Feb. 2, 2026, Devon announced that it had entered into an agreement to combine in an all-stock merger with Coterra Energy.

The combination will create one of the largest shale operators in the world with an asset base anchored by a premier position in the economic core of the Delaware Basin. The go-forward company, to be named Devon Energy, is expected to unlock substantial value for shareholders by leveraging enhanced scale to improve margins, increase free cash flow, and accelerate cash returns through the capture of $1.0 billion in sustainable annual pre-tax synergies, expected to be fully achieved by year-end 2027.

Shareholders of both companies approved the transaction on May 4, 2026, and the merger is expected to close on or around May 7, 2026. Upon completion of the transaction, Devon shareholders will own approximately 54 percent of the combined company and Coterra shareholders will own approximately 46 percent of the combined company on a fully diluted basis.

FINANCIAL RESULTS

Devon reported net earnings of $120 million, or $0.19 per diluted share, in the first quarter of 2026. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $641 million, or $1.04 per diluted share.

Devon’s operating cash flow totaled $1.7 billion in the first quarter. The company funded its capital requirements and had $816 million in free cash flow for the quarter.

At the end of the first quarter, Devon had a cash balance of $1.8 billion and an undrawn credit facility of $3.0 billion. Outstanding debt totaled $8.4 billion and the company’s net debt-to-EBITDAX ratio was 0.9 times.

RETURN OF CAPITAL

Devon has not yet declared a quarterly dividend during the second quarter due to the pending merger with Coterra Energy. Following the closing of the merger and subject to Board approval, the company expects to declare a quarterly dividend for the second quarter of $0.315 per share.

The company returned capital to shareholders through the ongoing execution of its $5.0 billion share repurchase program. During the first quarter, Devon repurchased shares for $69 million. In connection with the pending merger with Coterra Energy, the company has suspended share repurchasing activity through the expected closing.

Following the closing of the merger with Coterra Energy, the company expects to establish a new share repurchase authorization in excess of $5 billion, subject to Board approval.

OPERATING RESULTS

Devon’s capital activity in the first quarter averaged 19 operated drilling rigs and 6 completion crews across its asset portfolio. This level of activity resulted in 110 gross operated wells being placed online, with an average lateral length of 10,500 feet. Capital investment, excluding acquisition capital, was $848 million, or 6 percent below guidance. This positive variance was primarily attributable to effective cost management and timing of facility spend. The company also completed $151 million in leasehold acquisitions, primarily in the Delaware Basin, across its portfolio.

Production averaged 833,000 Boe per day in the first quarter, in line with guidance. Oil totaled 387,000 barrels per day in the quarter, which was 46 percent of total volume and at the top-end of the company’s guidance.

Underpinning these results is the continued strong progress in advancing the company’s business optimization plan. With strong momentum established, the company expects to fully achieve its $1 billion annual pre-tax free cash flow improvement target well ahead of schedule with the upcoming repayment of the $1 billion term loan. These actions will continue to strengthen margins and maximize capital efficiency across Devon’s assets.

Q2 2026 OUTLOOK

On a Devon standalone basis, production in the second quarter of 2026 is expected to average 851,000 to 868,000 Boe per day (46 percent oil). Capital spending in the second quarter is expected to be approximately $900 million.

Given the expected closing of the merger with Coterra Energy, the company is not providing full-year 2026 guidance at this time. Guidance for the combined entity will be provided in mid-June 2026.

Additional details of Devon’s forward-looking guidance are available on the company’s website at www.devonenergy.com.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s first-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on May 6, 2026, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a diversified multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contact	Media Contact
investor.relations@dvn.com	Michelle Hindmarch
405-228-4450	405-552-7460

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices, including from changes in trade relations and policies, such as the imposition of new or increased tariffs or other trade protection measures by the U.S., China or other countries; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties and investments; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital, which can be exacerbated by supply chain disruptions, including as a result of tariffs or other changes in trade policy; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters, water disposal and tax matters; climate change and risks related to regulatory, social and market efforts to address climate change; risks relating to our sustainability initiatives; claims, audits and other proceedings impacting our business, including with respect to historic and legacy operations; governmental interventions in energy markets; counterparty credit risks; risks relating to our indebtedness; cybersecurity risks; risks associated with artificial intelligence and other emerging technologies; the extent to which insurance covers any losses we may experience; risks related to shareholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; risks related to the merger with Coterra, including restrictions on our operations during the pendency of the merger, litigation risk, the risk that the merger agreement may be terminated and the risk that we may not realize the anticipated benefits of the merger or successfully integrate the two companies; the risk that we are unable to successfully maintain the cost savings or other improvements contemplated by the business optimization plan; commodity prices, cost structures and the other assumptions underlying our forecasted value uplift from the business optimization plan could differ materially from actual results; and any of the other risks and uncertainties discussed in Devon’s 2025 Annual Report on Form 10-K (the “2025 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2025 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2025 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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